Exhibit 10.1.12

This Note has been subordinated to the terms of that certain Revolving Credit and Term Loan Agreement dated as of August 19, 2003, by and among Staktek Holdings, Inc., SC Merger Sub, Inc., Research Applications, Inc., Comerica Bank as Agent (“Agent”) and the other financial institutions party thereto from time to time (the “Banks”), as the same may be amended, restated or otherwise modified from time to time after the date hereof pursuant to the terms of that certain Subordination Agreement dated as of August 19, 2003, by and among Agent, the Banks, Austin Ventures VII, L.P. and Austin Ventures VIII, L.P., as the same may be amended, restated or otherwise modified from time to time after the date hereof.

PROMISSORY NOTE

$34,500,000	August 19 2003

FOR VALUE RECEIVED, Staktek Holdings, Inc., a Delaware corporation (“Borrower”), promises to pay to the order of Austin Ventures VII, L.P., a Delaware limited partnership, and Austin Ventures VIII, L.P., a Delaware limited partnership (collectively, “Lender”), at 300 West Sixth Street, Suite 2300, Austin, Texas 78701, on or before August 20, 2008, in lawful money of the United States of America, the sum of Thirty Four Million Five Hundred Thousand Dollars ($34,500,000), together with interest thereon as set forth in that certain Loan Agreement dated as of August 19, 2003, by and among Borrower and Lender, as the same may be amended or otherwise modified from time to time (as so amended, the “Loan Agreement”). Principal and interest are payable as set forth in the Loan Agreement. Interest shall be computed, assessed and payable as set forth in the Loan Agreement.

This Note evidences a borrowing under, is subject to, is secured in accordance with, and may be accelerated or prepaid under, the terms of the Loan Agreement, to which reference is hereby made. Without limiting the foregoing, upon the occurrence and at any time during the continuance or existence of an Event of Default as defined in the Loan Agreement, Lender may, subject to the terms of any applicable subordination agreement, at its option and without prior notice to Borrower, declare any or all of the indebtedness hereunder to be immediately due and payable, sell or liquidate all or any portion of the collateral, charge interest at the default rate provided in the Loan Agreement, and exercise any one or more of the rights and remedies of Lender under any Loan Document or under applicable law.

Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Loan Agreement.

This Note shall be interpreted and the rights of the parties shall be determined under the laws of, and enforceable in, the State of Texas.

Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

Signature Page to Promissory Note

Nothing herein shall limit any right granted Lender by any other instrument or by law.

STAKTEK HOLDINGS, INC., a Delaware corporation

By:	/s/ Joseph C. Aragona
Joseph C. Aragona
President

Signature Page to Promissory Note